                                                                      Exhibit 11


11. Statement re computation of per share earnings

                                             First quarter ended    First quarter ended
                                              December 31, 1996      December 31, 1995
                                              -----------------      -----------------
Shares outstanding at beginning of period           7,450,878            7,227,972

Net issuance of shares under stock award
 plans, weighted average                               21,698               21,235

Weighted average shares outstanding                 7,472,576            7,249,207

Assumed exercise of stock options,
 weighted average of incremental shares                  --                484,858

Assumed purchase of stock under stock
 purchase plan, weighted average                         --                  3,862
                                                   ----------           ----------

Average shares and common share
 equivalents - primary EPS calculation              7,472,576            7,787,927
                                                   ==========           ==========

Net income (loss) per share                            $ (.11)              $  .15
                                                       ======               ======

Net income (loss) in thousands                         $ (838)              $1,145
                                                       ======               ======